EMPLOYMENT AGREEMENT

This Agreement made effective as of the 1st day of November, 2003.

BETWEEN:

ENTRÉE GOLD INC., a corporation continued under the laws of the Yukon Territory having an office at 1400 - 570 Granville Street, Vancouver British Columbia, V6C 3P1.

(hereinafter called the "Corporation")

OF THE FIRST PART

AND:

GREG CROWE, a businessman having an address at 1679 Eaglecliff Road P.O. Box 253, Bowen Island, British Columbia, V0N 1G0.

(hereinafter called the "Executive")

OF THE SECOND PART

WHEREAS the Executive and the Corporation have agreed that the ongoing employment of the Executive shall be subject to the terms and conditions set forth herein,

NOW THEREFORE THIS AGREEMENT WITNESSESS that in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Interpretation

1.1 Definitions: In this Agreement:

(a) "Affiliates" has the meaning as defined in the Business Corporations Act (Yukon);

(b) "Agreement" means this agreement and schedules attached to this agreement, as amended or supplemented from time to time;

(c) "Anniversary Date" means November 1;

(d) "Board" means the board of directors of the Corporation;

(e) "Business" means (i) the acquisition, exploration and development of mineral properties in Mongolia; and (ii) any other material business carried on from time to time by the Corporation;

(f) "Cause" means the circumstances if the Executive:

(i) is adjudicated to be bankrupt,

(ii) is convicted of any indictable offence;

(iii) commits an act of gross misconduct, wilful negligence or fraud in respect of the responsibilities or duties required to be performed by him under this Agreement, or to be undertaken or required to be undertaken in accordance with the provisions of this Agreement; or

(iv) engages in any conduct which is intentional and materially injurious to the Business;

(g) "Change of Control" means:

(i) the acquisition by any "offeror" (as defined in Part XX of the Securities Act (Ontario) of beneficial ownership of more than 20% of the outstanding voting securities of the Corporation, by means of a takeover bid or otherwise;

(ii) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation or pursuant to which shares of the Corporation would be converted into cash, securities or other property, other than a merger of the Corporation in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving corporation immediately after the merger;

(iii) any sale, lease, exchange or other transfer (in one transaction or a series or related transaction) of all or substantially all of the assets of the Corporation;

(iv) the approval by the shareholders of the Corporation of any plan of liquidation or dissolution of the Corporation; or

(v) the Incumbent Directors cease to constitute a majority of the Board;

(h) "CEO" means Chief Executive Officer of the Corporation;

(i) "Commencement Date" means November 1, 2003;

(j) "Competitive Business" means a Person engaged in the business of acquiring, exploring or developing, directly or indirectly, a mineral property with the same type of mineral deposits as are found on one of the Properties and that is located within Mongolia;

(k) "Confidential Information" means trade secrets and other information, in whatever form or media, relating to the Business or the Properties and includes without limitation, the following:

(i) confidential or proprietary facts, materials and other information related to the Properties or the Business, including all related developmental or experimental work or research, related documentation and related maps, drill cores, assays, drill logs, geological data, technical data, technical procedures and proprietary techniques to select properties of interest, the locations of potential prospects, reports, models, programs and test results, patent applications, concepts, designs, flowcharts, ideas, programming techniques, specifications and software programs

(including source code listings), methods, processes, inventions, sources, drawings, prototypes and patterns;

(ii) information regarding the Corporation's business operations, methods and practices, including market strategies, product pricing, margins and hourly rates for staff and information regarding the financial, legal and corporate affairs of the Corporation;

(iii) technical and business information of or regarding the Corporation and its Affiliates,

Confidential Information does not include information that is or becomes generally available to the public without fault of the Executive or that the Executive can establish, through written records, was in his possession prior to its disclosure in connection with the Executive's employment;

(l) "Corporation" means Entrée Gold Inc., a corporation continued under the laws of the Yukon Territory and its Affiliates;

(m) "Escrow Agent" means the trustee holding the Shares in escrow pursuant to the Escrow Agreement being Campney & Murphy or its successors duly appointed pursuant to the Escrow Agreement;

(n) "Escrow Agreement" means collectively the Value Security Escrow Agreement dated December 2002 and a performance escrow agreement dated June 14, 1996 under which the Shares are held in Escrow;

(o) "Exchange" means the TSX Venture Exchange;

(p) "Executive" means Greg Crowe;

(q) "Good Reason" means any circumstance in which the Executive is induced by actions of the Corporation to terminate his employment other than on a purely voluntary basis, and without limiting the generality of the foregoing shall include:

(i) a reduction or diminution in the level of responsibility, title or office of the Executive;

(ii) a reduction in the compensation level of the Executive, taken as a whole;

(iii) forced relocation to another geographic location; or

(iv) the failure of the Corporation or any successor corporation to maintain substantially similar employment terms with the Executive after a Change of Control as were in existence prior to the Change of Control;

(r) "Incumbent Director" means any member of the Board (other than the Executive) who was a member of the board prior to the occurrence of the transaction, transactions or elections giving rise to a Change of Control and any successor to an Incumbent Director who was recommended or elected or appointed to succeed an Incumbent Director by the affirmative vote of a majority of the Incumbent Directors then on the Board;

(s) "Options" means the options to purchase up to 625,000 common shares of the Corporation at exercise prices ranging from $0.60 per share to $1.00 per share with fixed expiry dates ranging from August 26, 2007 to September 19, 2008 held by the Executive as of the date hereof and such other options as may be granted to the Executive;

(t) "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency or entity however designated or constituted;

(u) "Plan" means the Corporation's stock option plan, dated August 16, 2002, as may be amended from time to time;

(v) "Properties" means all mineral property interests held by the Corporation or its Affiliates from time to time, either directly or indirectly, through leases, options, working interests or otherwise;

(w) "Property" means any one of the Properties;

(x) "Salary" means the salary set out in §3.1 herein;

(y) "Shares" means 1,130,000 issued common shares of the Corporation beneficially owned by the Executive but currently held in escrow under the Escrow Agreement; and

(z) "Term" means the term of this Agreement as set out in §5.1.

1.2 Interpretation: For the purposes of this Agreement, except as otherwise expressly provided herein:

(a) "this Agreement" means this Agreement as it may from time to time be supplemented or amended and in effect;

(b) all references in this Agreement to a designated "§", "section", "subsection", "paragraph", "part" or other subdivision is to the designated section, subsection, paragraph or other subdivision of this Agreement unless otherwise specifically stated;

(c) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular section, subsection, paragraph or other subdivision or Schedule;

(d) the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable a body corporate;

(e) the word "or" is not exclusive and the word "including" is not limiting (whether or not non-limiting language such as "without limitation" or "but not limited to" or other words of similar import is used with reference thereto);

(f) any except as otherwise provided, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or such regulations;

(g) the headings to the sections, subsections and paragraphs of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof; and

(h) the language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

2. Employment

2.1 Office: The Corporation agrees to employ the Executive as the President and CEO, and the Executive hereby agrees to such employment. During the term hereof the Executive shall hold such offices of Affiliates of the Corporation as shall be appropriate to the Executive's duties. In such capacities, the Executive has and shall have responsibility for supervising and directing the operations of the Corporation, including the international operations and shall participate in the development of, and oversee the implementation of the Corporation's long term strategy. The Executive shall supervise the activities of the other officers and employees of the Corporation and perform or fulfil the duties and responsibilities and exercise the powers that are normally performed, fulfilled or exercised by the President and CEO of a public mining exploration company. The Executive shall report to, and accept direction from, the Board.

2.2 Director: During the term of employment, the Executive shall act as a director of the Corporation if so elected or appointed and subject to the Business Corporations Act (Yukon) and the Articles and Bylaws of the Corporation.

2.3 Scope of Duties: The Executive agrees to perform such services and duties in relation to the business and affairs of the Corporation as are contemplated in §2.1 hereof and as may from time to time be vested in or given to him by the Board and shall devote his full time, attention and abilities, during normal business hours, to the Business. The Executive acknowledges that he shall be required to travel on business, and may be required to perform duties and responsibilities outside of normal business hours. While performing his duties and responsibilities, the Executive shall give the Corporation the full benefit of his knowledge, expertise, skill and ingenuity.

2.4 Director to Third Parties: Notwithstanding §2.3, the Executive shall be allowed to serve on the board of directors of other companies provided that:

(a) such company is not a Competitive Business;

(b) as of the date hereof the Executive is a director of such company that is a Competitive Business as a result of an interest in a mineral title within Mongolia acquired prior to the date hereof;

(c) the Board consents in writing prior to the Executive being appointed a director of a company that is a Competitive Business; or

(d) the Board consents in writing to the Executive remaining a director of a company that becomes a Competitive Business as result of the acquisition by such company of an interest in a mineral title within Mongolia.

2.5 Services to Third Parties: Notwithstanding §2.3, the Executive shall be allowed to serve as a consultant to any other company provided that:

(a) such company is not a Competitive Business; or

(b) the Board consents in writing to the Executive providing consulting services to a Competitive Business,

so long as such time does not materially and adversely affect the Executive's ability to perform his duties hereunder. If the Board believes that the Executive's service as a consultant to another company is materially and adversely affecting the Executive's ability to perform his duties hereunder, the Corporation shall give the Executive written notice of such default and the Executive shall have 30 days to remedy such default.

3. Remuneration

3.1 Remuneration: As remuneration for his services hereunder, the Corporation shall pay to the Executive a salary of $8,250 per month, payable in arrears in equal semi-monthly installments (pro-rated for any partial pay period of employment). The salary shall be reviewed annually by the Board. The Executive shall also be eligible for an annual bonus to be determined by the Board based upon performance of the strategic plan of the Corporation. Payment of the Salary will be subject to source deductions and other deductions required to be deducted and remitted under applicable provincial or federal laws of Canada.

3.2 Business Expenses: The Corporation shall reimburse the Executive for such traveling, hotel, entertainment and other out-of-pocket expenses as he may from time to time properly incur in or about the businesses of the Corporation, provided that the Executive first furnish detailed invoices and receipts or vouchers for all such expenses to the Corporation, and provided that the Executive obtain written Board approval prior to personally incurring any single expense in excess of $15,000. The Executive shall invoice the Corporation for such expenses monthly in arrears. All invoices submitted in accordance with the foregoing will be payable by the Corporation within 15 days of the date of each such invoice. The Executive agrees that with regard to air travel, the most economical fare available will be utilized on scheduled airlines where practical.

Notwithstanding the foregoing, from time to time the Corporation may advance to the Executive such amounts as the Board may determine in its sole discretion against reasonable travelling and out-of-pocket expenses that the Executive may actually and properly incur personally in connection with business trips to Mongolia or such other trips on behalf of the Corporation. The Executive agrees that he shall furnish a detailed invoice and receipts or vouchers for all such expenses to the Corporation upon his return from such trips. Any excess left over from the advance will be applied towards future invoices. Any deficit will be payable by the Corporation within 15 days of the date of the invoice.

3.3 Stock Options: The Executive shall be entitled to participate in the Plan, to the extent and upon such terms as may be determined from time to time by the Board. The parties hereto acknowledge that the Executive currently holds the Options. All of the Options are subject to the terms and conditions of the Plan and §3.5 and §3.6 hereof, which the parties acknowledge and agree to amend all stock option agreements accordingly.

3.4 Common Shares: The Corporation acknowledges that the Executive is the beneficial owner of the Shares which were issued to him by an employee trust by virtue of being an officer of the Corporation, and the Shares are currently held by the Escrow Agent under the Escrow Agreement. The Corporation shall forthwith cause the registration of the Shares in the name of the Executive in accordance with the Escrow Agreement.

3.5 Automatic Acceleration of Vesting: Subject to any restrictions or requirements imposed upon the Corporation by the Exchange or another regulatory authority (including without limitation the Escrow Agreement), if this Agreement is Terminated pursuant to §5.6, §5.7 or §5.8:

(a) the right to purchase all of the shares that are subject to the Options will vest immediately; and

(b) all Shares remaining in Escrow shall be immediately released to the Executive, subject to Exchange and regulatory approval, and the Executive shall be entitled to and shall have such Shares delivered to him free and clear of all encumbrances and restrictions.

3.6 Discretionary Acceleration of Vesting: Provided the Board has obtained any necessary regulatory or shareholder approvals, the Board may, at any time and from time to time in its sole discretion:

(a) cause the vesting of any right to purchase any of the shares that are subject to the Options; or

(b) to accelerate the vesting schedule that the right to purchase the shares that are subject to the Options are subject to.

3.7 Vacation Entitlement: The Executive shall receive paid vacation in the amount of four weeks per annum, pro-rated for any partial year of employment. The Executive shall take such vacation in accordance with the Corporation's vacation policy in effect from time to time.

3.8 Benefits: If the Corporation obtains medical insurance, international medical insurance, extended health and dental insurance, life and accident insurance coverage the Executive shall have coverage provided as is reasonable for a person providing the services to be provided by the Executive under this Agreement. The employee portion, if any, of applicable premiums, will be paid by the Corporation.

4. Confidentiality And Non-Competition

4.1 Confidential Information: The Executive acknowledges that in the course of carrying out, performing and fulfilling his duties of employment with the Corporation he has had and will have access to and be entrusted with Confidential Information concerning the present and contemplated exploration projects, prospects and opportunities of the Corporation, and that the disclosure of any such confidential information to the competitors of the Corporation or to the general public would be highly detrimental to the best interests of the Corporation. The Executive further acknowledges and agrees that the right to maintain such detailed Confidential Information constitutes a proprietary right which the Corporation is entitled to protect. Accordingly, the Executive covenants and agrees with the Corporation that he will not (either during the continuance of his employment by the Corporation or at any time thereafter) disclose any of such detailed Confidential Information to any person nor shall he use the same for any purpose other than those of the Corporation, unless such information is otherwise known to the public.

4.2 Return of Confidential Information: The Executive shall on demand return to the Corporation all Confidential Information in the possession of the Executive or in respect of which the Executive may exercise control.

4.3 Restrictions: The Executive agrees to comply with all of the restrictions set forth below at all times during the term of this Agreement and for a period of one year after the termination of this Agreement (regardless of which party terminates the Agreement, if any, and regardless of the reason for such termination, if any) in accordance with the terms and conditions of this Agreement:

(a) the Executive will not, either individually or in conjunction with any Person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly, engage in or become financially interested in a Competitive Business without the prior written consent of the Board. The foregoing will not prevent the Executive from holding any class of publicly held shares of a company, partnership or other organization provided that the Executive, alone or in conjunction with any other Person, will not directly or indirectly hold more than 10% of the shares of any such class;

(b) the Executive will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any Competitive Business, any business or actively sought prospective business or property of the Corporation, or with whom the Executive has dealt in relation to the Business or Properties, or with whom the Executive has supervised negotiations or business relations, or about whom the Executive has acquired Confidential Information in the course of his employment;

(c) the Executive will not, either directly or indirectly, on his own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by the Corporation or persuade or attempt to persuade any such individual to terminate his or her employment with Corporation; and

(d) the Executive will not directly or indirectly impair or seek to impair any relationships that the Corporation has with its employees, consultants, or other parties with which the Corporation does business or has contractual relations.

4.4 Injunctive Relief: The Executive acknowledges that irreparable harm may result to the Corporation if the Executive breaches his obligations under this Part 4. The Executive acknowledges that such a breach may not properly be compensated by an award of damages. Accordingly, the remedy for any such breach may include, in addition to other available remedies and damages, injunctive relief or other equitable relief enjoining such breach at the earliest possible date.

5. Term and Termination

5.1 Term: Subject to this Part 5, the term of this Agreement (the "Term") shall be for a period of two years, commencing on the Commencement Date and ending on October 31, 2005.

5.2 Extensions of Term: Unless this Agreement is earlier terminated, then each Anniversary Date commencing with November 1, 2005, the Term of this Agreement will automatically be extended until the next Anniversary Date on the same terms and conditions in effect immediately prior to the extension, subject to such changes as the Board may determine and the Executive may agree to. Notwithstanding the foregoing, if at least six months prior to any Anniversary Date, the Corporation delivers written notice to the Executive indicating that the Corporation does not wish to further extend the Term of this Agreement past the Anniversary Date, then on that Anniversary Date the Term will expire and the Executive's employment will terminate.

5.3 Resignation: The Executive may at any time terminate this Agreement for any cause or reason, or without any cause or reason, by giving to the Corporation one month's prior written notice of such termination and upon the expiry of such notice, this Agreement shall terminate. In such event the Executive shall not be entitled to any payment on account of such termination, other than such amounts and securities due him under this Agreement in respect of the period ending on the date of termination.

5.4 Termination for Cause: The Corporation may terminate the employment of the Executive for any reason which constitutes Cause (as defined above), and in such event the Executive shall not be entitled to any payment on account of such termination, other than such amounts and securities due him under this Agreement in respect of the period ending on the date of termination.

5.5 Termination on Disability: This Agreement shall forthwith terminate on the death, disability or other incapacity of the Executive.

5.6 Immediate Termination by Corporation: Subject to §5.9 the Corporation may terminate the employment of the Executive at any time without Cause, effective immediately after delivery by the Corporation to the Executive of a written notice of termination of the Executive's employment.

5.7 Termination for Good Reason: Subject to §5.9 the Executive may terminate this Agreement for Good Reason by giving to the Corporation one month written notice of such termination and upon the expiry of such notice, this Agreement shall terminate.

5.8 Termination on Change of Control: Subject to §5.9 the Executive may terminate this Agreement within ninety days of any Change of Control by giving to the Corporation one month written notice of such termination and upon the expiry of such notice, this Agreement shall terminate.

5.9 Payment upon Termination: In the event of the termination of this Agreement:

(a) by the Corporation under §5.6;

(b) by the Executive for Good Reason under §5.7; or

(c) by the Executive after a Change of Control under §5.8

the Corporation shall (for the purposes of this §5.9, Salary means the Salary in effect immediately prior to delivery of the written notice terminating this Agreement):

(a) immediately pay to the Executive a lump sum amount equal to one year's Salary and statutory entitlements;

(b) causes the immediate vesting of the right to purchase all of the shares that are subject to the Options pursuant to §3.5 hereof; and

(c) cause the release of all Shares held in escrow pursuant to §3.5 hereof.

5.10 Entitlements upon Termination: Upon termination of this Agreement pursuant to §5.3, §5.4, §5.5, §5.6, §5.7, or §5.8 all of the provisions of this Agreement shall forthwith terminate and cease to be of any further force or effect, and the Executive will have no right, entitlement or claim to any compensation, rights or damages, whether under this Agreement or otherwise, other than:

(a) such amounts that have accrued to him under §3.1 and §3.2 prior to the date of such termination;

(b) such vesting of the right to purchase shares that are subject to the Options pursuant to §3.5 hereof; and

(c) such amounts as may be payable under paragraph §5.9.

5.11 Return of Property: On termination of this Agreement for any reason, the Executive agrees to return to the Corporation, as they may direct, all Corporation property including all written information, tapes, discs or memory devices and copies thereof, and any other material on any medium in his possession or control pertaining to the Business, without retaining any copies or records of any Confidential Information whatsoever. The Executive shall also return any keys, pass cards, identification cards or other property belonging to the Corporation.

5.12 No Reduction of Amounts Owed: The amounts payable or other benefits owed to the Executive hereunder shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following termination of this Agreement.

6. General

6.1 Counterpart: This Agreement may be signed in counterpart.

6.2 Governing Laws: This Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia.

6.3 Assistance: The parties must render all such assistance to one another as may reasonably be required to enable the provisions of the Agreement expeditiously to be given effect. All materials and facilities made available by Corporation and used by the Executive for this purpose shall remain the property of the Corporation.

6.4 Time: Time shall be of the essence of this Agreement.

6.5 Notice: All notices required to be given by any party under this Agreement shall be in writing and shall be delivered by hand or properly addressed prepaid registered post or facsimile addressed to a party at its address set out in this Agreement or such other address as a party may form time to time notify in writing.

Any notice given shall be deemed to have been delivered:

(a) in the case of delivery by ordinary prepaid registered post, three business days after posting; or

(b) in the case of transmission by facsimile, upon receipt by the sender of a transmission report showing transmission free of error.

6.6 Entire Agreement: This Agreement constitutes the whole agreement between the parties and supersedes any and every prior agreement of understanding between the Corporation and the Executive whether oral or written or partly oral and partly written and except as herein expressly provided no prior agreement shall be referred to or considered in any proceedings or disputes between parties to assist in or determining the interpretation of the Agreement or to determine the rights, obligations and privileges of the parties, or otherwise.

6.7 Amendments: No modification of this Agreement shall be valid unless in writing and signed by the Parties hereto.

6.8 Further Assurances: Each party shall make, execute and do so cause to be made, executed or done all necessary agreements, deeds and acts which may be necessary to protect, secure or otherwise ensure compliance b them with the terms of this Agreement.

6.9 Assignment and Enurement: This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective successors and permitted assigns; provided that this Agreement shall not be assigned, in whole or in part, by either party to any other person, firm or corporation, without the prior written consent of the other party.

6.10 Non-Waiver: No waiver of any breach of any term of this Agreement shall be effective unless that waiver is in writing and signed by the party against whom that waiver is claimed. No waiver of any breach shall be or be deemed to be a waiver of any other or subsequent breach.

6.11 Severability: If any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, then that provision or portion will be severed from this Agreement. The rest of this Agreement will remain in full force and effect.

6.12 Survival of Terms: The provisions of Parts 1, 4 and 5 and §6.12 of this Agreement will survive the termination of the employment of the Executive.

6.13 Independent Legal Advice: The Executive acknowledge that he has been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution and has been advised to do so by the Corporation and that the Executive understand the terms and rights and obligations under this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE COMMON SEAL OF
ENTRÉE GOLD INC.
was affixed in the Presence of:
/s/ Lindsay Bottomer
Authorized Signatory

/s/ James Harris
Authorized Signatory

SIGNED, SEALED AND DELIVERED by
GREG CROWE in the presence of:
/s/ Robin Relph
Signature
502-1978 Vine Street
Address
Vancouver
Director
Occupation

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	/s/ Greg Crowe GREG CROWE